Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2006 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2006 earnings of $1,195,000, an increase of 28.4% over $931,000 reported for the first quarter 2005. Net interest income increased 22.1% during the first quarter of 2006 as compared to the first quarter of 2005. Earnings per share of $.78 were reported for the first quarter 2006, representing an increase of 30.0% from the same period of the prior year. The Board of Directors declared a cash dividend of $.26 per share, a 4.0% increase over dividends declared for the first quarter of 2005. Return on average stockholders’ equity and return on average assets were 15.02% and 1.35%, respectively, for the first quarter of 2006, an increase of 21.3% and 18.4% over first quarter 2005.

The Company continued to experience growth during the twelve months ended March 31, 2006 with total assets of $361,039,000, representing an increase of $29,067,000 or 8.8% during the period. Deposits increased $19,276,000 or 7.0% and loans increased $24,843,000 or 9.6% over the previous year balances.

Gary Beilman, President and Chief Executive Officer, commented, “I am pleased to present this report of operations for the first quarter of 2006. Net income is the highest ever recorded for the first quarter of the year. Credit quality ratios are excellent. Our allowance for loan loss to total loans is 1.47% and the allowance to non-performing loans is 671.7%. These ratios are strong evidence that the originations for, and administration of, our largest asset class are well managed. Additionally, we are in the initial stages of planning for the expansion of our Honesdale facility to accommodate the growth of our customer base. Deposits, loans, trust, and investment services have all experienced heightened levels of activity which warrants the need for additional drive-up banking, parking, offices, and conference rooms. We thank the community for their continued confidence and patronage.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. April 20, 2006

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended March 31,
	2006	2005
Interest Income
Interest and fees on loans	$4,871	$3,711
Investment securities:
Taxable	521	404
Exempt from federal income tax	49	38
Other	16	22

Total interest income	5,457	4,175

Interest Expense
Deposits	1,700	1,142
Short-term borrowings	63	36
Other borrowed funds	176	115

Total interest expense	1,939	1,293

Net Interest Income	3,518	2,882
Provision for loan losses	215	220

Net Interest Income After Provision for Loan Losses	3,303	2,662

Noninterest Income
Services charges on deposit accounts	365	294
Other income	374	444

Total noninterest income	739	738

Noninterest Expense
Salaries and employee benefits	1,267	1,091
Net occupancy and equipment expense	331	339
Other expense	696	611

Total noninterest expense	2,294	2,041

Income before income taxes	1,748	1,359
Income taxes	553	428

NET INCOME	$1,195	$931

Earnings per Share - basic	$0.78	$0.60

Earnings per Share - diluted	$0.76	$0.58

Average shares outstanding - basic	1,522,967	1,549,187
Average shares outstanding - diluted	1,569,622	1,603,562

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)	2006	2005
March 31,
Assets
Cash and due from banks	$8,438	$5,808
Interest-bearing deposits in other banks	1,808	36
Federal funds sold	7,030	7,076

Total cash and cash equivalents	17,276	12,920

Mortgage loans held for sale	142	427
Investment securities available for sale	47,840	47,759
Investment securities held to maturity (market value of $205 and $213)	199	198
Loans (net of unearned income of $713 and $590)	283,905	259,062
Less allowance for loan losses	4,171	3,393

Net loans	279,734	255,669

Premises and equipment	5,913	6,092
Accrued interest receivable	1,363	1,151
Bank-owned life insurance	5,301	5,112
Other assets	3,271	2,644

TOTAL ASSETS	$361,039	$331,972

Liabilities
Deposits :
Noninterest-bearing	$29,388	$32,456
Interest-bearing	264,885	242,541

Total deposits	294,273	274,997

Short-term borrowings	15,380	13,573
Other borrowed funds	16,356	11,245
Accrued interest payable	924	636
Other liabilities	1,991	1,514

TOTAL LIABILITIES	328,924	301,965

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,553,494 and 1,549,269 shares issued	777	775
Capital surplus	4,455	4,380
Retained earnings	28,199	25,040
Accumulated other comprehensive income	(254)	(188)
Treasury stock, at cost (30,000 shares)	(1,062)	—

TOTAL STOCKHOLDERS’ EQUITY	32,115	30,007

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$361,039	$331,972

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2006	2005	% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$5,457	$4,175	30.7%
Interest expense	$1,939	$1,293	50.0%
Net interest income	$3,518	$2,882	22.1%
Net income	$1,195	$931	28.4%

Shareholders’ Value (per share)
Net income - basic	$0.78	$0.60	30.0%
Net income - diluted	$0.76	$0.58	31.0%
Dividends	$0.26	$0.25	4.0%
Book value	$21.08	$19.37	8.8%
Market value	$33.85	$36.50	-7.3%
Market value/book value ratio	160.6%	188.4%	-14.8%
* Price/earnings multiple	10.9 ×	15.2 ×	-28.3%
* Dividend yield	3.07%	2.74%	12.0%

Financial Ratios
* Return on average assets	1.35%	1.14%	18.4%
* Return on average equity	15.02%	12.38%	21.3%
Shareholders’ equity/asset ratio	8.90%	9.04%	-1.6%
Dividend payout ratio	33.33%	41.67%	-20.0%
Nonperforming assets/total assets	0.17%	0.16%	6.3%
Allowance for loan loss as a % of loans	1.47%	1.31%	12.2%
* Net charge-offs/average loans	0.02%	0.00%	—
Allowance for loan loss/nonaccrual loans	2708.4%	1098.1%	146.6%
Allowance for loan loss/non-performing loans	671.7%	656.3%	2.4%

Financial Position at March 31,
Assets	$361,039	$331,972	8.8%
Loans	$283,905	$259,062	9.6%
Deposits	$294,273	$274,997	7.0%
Stockholders’ equity	$32,115	$30,007	7.0%

*	annualized